UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 24, 2021

Bionik Laboratories Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-54717	27-1340346
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

483 Bay Street, N105 Toronto, ON	M5G 2C9
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (416) 640-7887

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Not applicable	Not applicable	Not applicable

Item 1.01	Entry Into A Material Agreement.

The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 24, 2021, Bionik Laboratories Corp. (the “Company”) entered into a Term Loan and Security Agreement dated as of February 12, 2021 (the “Agreement”), pursuant to which, among other things, the Company may borrow up to $3,000,000 (such borrowed amount, the “Loan”) from lenders from time to time. On February 24, 2021, the Company borrowed an aggregate of $500,000 (the “Initial Loan”) pursuant to the terms of the Agreement, with $300,000 of the Initial Loan from RGD Investissements S.A.S., an affiliate of Mr. Remi Gaston-Dreyfus, a director and existing stockholder of the Company, and $200,000 of the Initial Loan from 4 Star, an affiliate of Dr. Andre-Jacques Auberton-Herve, the Chairman of the Board and an existing stockholder (each, along with any other lenders under the Agreement, a “Lender” and collectively, the “Lenders”).

RGD Investissements S.A.S., is acting as collateral agent under the Agreement on behalf of the Lenders with customary rights and obligations (as such, the “Collateral Agent”).

Pursuant to the terms of the Agreement, after the Initial Loan, the Company may elect to borrow an additional up to $2,500,000 (such increases, the “Additional Loans”), subject to the following: (a) the original principal amount of the Additional Loans shall not exceed $2,500,000; (b) an event of default shall not have occurred or be occurring before or immediately after each such Additional Loan is given effect; (c) Additional Loans are only to be provided by existing Lenders (or their respective affiliates) and other lenders approved by the Collateral Agent; and (d) any Lender may elect or decline, in its sole discretion, to provide any amount of any requested Additional Loan.

Each Additional Loan is to be executed, on the same terms as the Initial Loan, pursuant to one or more joinder agreements.

The principal amount of and interest on the Loan will be due and payable on the earlier of: (i) February 12, 2023 and (ii) the date of receipt by the Company of a minimum of $3,000,000 in equity.

The Loan bears interest at a fixed rate of 1% per month. Without penalty, the Company may prepay the Loan in whole or in part.

The Loan contains customary events of default, which entitles the Lenders holding a majority of the principal amount of the Loan to declare the unpaid principal amount of, and all accrued and unpaid interest on, the Loan, due and payable.

Pursuant to the Agreement, the Company (a) granted to the Collateral Agent, for the ratable benefit of the Lenders and to secure the payment and performance in full of the payment obligations of the Company under the Agreement, security interests in, and (b) pledged and collaterally assigned to the Collateral Agent, for the ratable benefit of the Lenders, the Company’s inventory (the “Security Interest”).

Notwithstanding the foregoing, the Security Interest shall remain fully subordinated for all purposes to the security interests of certain existing lenders of the Company, until March 31, 2021.

The foregoing is a brief description of the Loan and the material terms of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description
10.1	Term Loan and Security Agreement dated February 12, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 25, 2021

BIONIK LABORATORIES CORP.

By:	/s/ Richard Russo
Name:	Richard Russo
Title:	Chief Financial Officer